Exhibit 10.1

Riccardo Zacconi

By email only

09 May 2019

Dear Riccardo,

Chairman’s Letter Agreement:

Further to our various conversations, I am writing to confirm the terms of your transition from CEO to Chairman of King, and the terms that will apply in your role as Chairman.

Transition period

Up to and including 30 June 2019, you will continue in your role as CEO of King and the terms of your existing Service Agreement will still apply, except for those relating to your bonus, which are modified as per the paragraph below.

For the period 1 January 2019 to 30 June 2019 (“Transition Period”), your Profit Sharing Bonus will be 3% of the applicable Profit Sharing Pool (if any) generated under the Profit Sharing Plan.  This percentage will not be pro-rated notwithstanding the Transition Period ends on 30 June 2019. This percentage will replace the previous percentages and guaranteed minimum stated in clause 5.3 of your Service Agreement. In the event of any discrepancy between the Profit Sharing Plan, your Service Agreement and this letter, the terms of this letter shall prevail.

Chairman terms

From 1 July 2019 (the ‘Commencement Date’), you will become the Chairman of King and the terms set out below are those that will apply while you are in this role. For the avoidance of doubt, the terms of your Service Agreement will cease to apply effective from 30 June 2019 and are superseded by the terms of this letter.

1.              You will remain an employee of Activision Blizzard, Inc. (“Company” or “Activision Blizzard”) and undertake the role of the Chairman of the King business.

2.              We will respect your continuity of employment from 14 July 2004.

3.              Subject always to clause 4, your employment as Chairman of King under the terms of this letter is terminable by either party giving to the other at least six months’ notice, such notice not to be given by either party prior to 1 Jan 2020. The Company also reserves the right to place you on garden leave for all or part of your notice period, whether given by you or by the Company. Following the termination of your employment, howsoever caused, the Company will use its reasonable endeavours to forward your King email address to a personal email address specified by you and will not be routinely monitored by the Company.

4.              Notwithstanding any other provision of this letter or the Company Code of Conduct, the Company may terminate your employment for “Cause” immediately and without further payment or any payment if you (a) have committed any serious breach or repeated or continued any other breach of your obligations under this letter; (b) are guilty of serious misconduct or are convicted of any criminal offence involving dishonesty or where a custodial penalty is imposed; (c) are guilty of any fraud or dishonesty or act in any manner which in the reasonable opinion of the Company brings or is likely to bring you or the Company or any Group Company into serious disrepute or is materially adverse to the interests of the Company or any Group Company; (d) are, in the reasonable opinion of the Company, seriously negligent or incompetent in the performance of your duties; (e) become or are declared insolvent or commit any act of bankruptcy or convene a meeting of or make or proposes to make any arrangement or composition with creditors; (f) in the Company’s reasonable belief have failed to perform your duties to a satisfactory standard, after having received a written warning from the Company and been provided with sufficient time to improve such performance; (g) have been disqualified from being a director by reason of any order made under the English Company Directors Disqualification Act 1986 or any other enactment; (h) are guilty of a serious breach of any rules issued by the Group from time to time regarding its electronic communications systems; (i) cease to be entitled to work in the relevant jurisdiction in which you are expected to conduct your duties; or (j) are guilty of a serious breach of the rules, policies, regulations or codes of practice (as amended from time to time) as applicable to the Company or any Group Company from time to time.

5.              You will provide your services and time, faithfully and diligently, for up to but not more than 2 full days per calendar month (at times and days which we agree), albeit that this time may be spread throughout the month (on not more than four separate days) and may or may not be undertaken as work in full days. As agreed between us, this work will vary from (a) providing ad hoc guidance to the COO of Activision Blizzard INC., the CEO of Activision Blizzard INC. and the President of King, (or such other persons as we may notify you of in writing from time to time), to (b) attending or remotely participating in occasional meetings. We would give you reasonable advance notice of any meetings or preparation work that might need to be done in advance of those meetings.

6.              As Chairman, we are flexible on your work location and you would not need to come into the King London office.  If we did consider it helpful that you attended a specific meeting in person we would let you know this in advance and, provided that the Company gives you reasonable notice of a meeting and also specifies that your attendance in person is required, you must use your best endeavours to accommodate that request and attend in person, unless prevented from doing so due to medical issues for you or your immediate family.

7.              Your basic annual salary would be £100,000 per year, payable in equal monthly instalments and subject to deductions for income tax and national insurance.

8.              We shall reimburse you promptly for all reasonable business expenses exclusively and properly incurred by you in the proper performance of your duties, provided that you comply with the provisions of the Group’s expense and other applicable policies (as amended from time to time).

9.              Bonus

9.1.         Subject to clause 9.2 below and the terms of the King Profit Sharing Plan as in effect from time to time (the “Profit Sharing Plan”), you shall be eligible to receive discretionary compensation on an annual basis based on the value of a share of the earnings generated by King’s business. Your profit sharing compensation (“Profit Share Bonus”) shall be a share of the “Profit Sharing Pool” that is created pursuant to the Profit Sharing Plan and in accordance with the Profit Sharing Plan. From 1 July 2019, your Profit Share Bonus for a complete financial year will be 1% of the applicable Profit Sharing Pool (if any) that is generated under the Profit Sharing Plan, prorated as necessary and subject to the provisions of Clause 9.2 below. This percentage will replace the percentage referred to in the section above entitled “Transition period” only in respect of the period after 1 July 2019.   Your total percentage (taking account of the Transition Period and the Post Transition Period) for the 2019 year is therefore 3.5%, subject always to the provisions of clause 9.2 below.  Subject to the provisions of Clauses 9.1-9.4: (a) no amendments to your applicable Profit Share Bonus shall reduce your percentage share of the PSP as specified in Clause 9.1 and (b) no amendments to reduce this percentage share will otherwise be made when confirming your Profit Share Bonus amounts to you.

9.2.         You understand that the actual bonus amount under the Profit Sharing Plan is dependent upon the amount of such Profit Sharing Pool being established thereunder, if any. If no amounts are generated under the Profit Sharing Pool with respect to any performance year (e.g., due to lack of earnings for the King business as determined under the Profit Sharing Plan), then you shall not be entitled to receive any Profit Share Bonus for such year. Further, although the Company retains the sole and absolute discretion pursuant to the terms of the Profit Sharing Plan to amend (or even terminate) the Profit Sharing Plan at any time, the Company agrees that for purposes of calculating your Profit Share Bonus for a particular Plan Year, the Company shall apply the version of the Profit Sharing Plan in effect at the beginning of such Plan Year.  Any changes made to the Profit Sharing Plan shall only apply to payments to you with respect to a subsequent Plan Year.  Your Profit Share Bonus (if any or prorated in accordance with clause 9.1 - 9.3) shall be paid, in full, as a lump sum, no later than 90 calendar days following the end of the relevant PSP year. In the event of any discrepancy with the Profit Sharing Plan and this letter, the terms of this letter shall prevail.

9.3.         You are not required to remain continuously employed by the Group through the date on which the payments under the Profit Sharing Plan and a pro-rata Profit Share Bonus shall be awarded in respect of any part year worked prior to the termination of your employment, provided that the termination of your employment is not for Cause. No element of any Profit Share Bonus shall be deferred or shall be delivered in equity, notwithstanding any terms of any Profit Share Plan providing for this but the timing of any payment will be consistent with clause 9.2 above.

9.4.         If the Company replaces the Profit Sharing Plan (as contemplated by clause 9.2 above), you will be placed on the same replacement plan as other similarly situated executives provided that nothing in this Agreement shall prevent the Company from terminating the Profit Sharing Plan and not replacing it (in accordance with its rights under clause 9.2).

9.5.         In the event of any discrepancy between the Profit Sharing Plan and this letter, the terms of this letter shall prevail.

10.       You will remain enrolled in the Company pension scheme and the Company will continue to bear the annual fee to enable you to remain enrolled in your current private DKV medical insurance scheme, subject to the terms of those schemes as amended from time to time. The fees for the DKV medical insurance scheme should be paid by you first and then reclaimed via the Company expenses process (following the Company shall make prompt reimbursement to you in no more than 30 days).

11.       As an employee, you will still owe a duty of loyalty to the Company and the Group and must use all reasonable endeavours to promote and protect the interests of the Group and not do or knowingly permit to be done anything which is harmful to those interests. You must also comply with all applicable Group’s rules, regulations, policies and procedures from time to time in force, including but not limited to our Code of Conduct, conflict of interest policies and insider trading policies. As Chairman, you will be expected to bring objectivity and independence of view to discussions and to help to provide guidance to the Company and its management at all times. You will comply with such reasonable regulations and directions as the Company may from time to time prescribe in writing in connection with your role and as consistent with your position in the Company. You will use all reasonable care and skill to the best of your abilities in the provision of your services as Chairman. You must abide by any statutory, fiduciary or common-law duties, promptly make such reports to the Company management in connection with any Group Company’s affairs on such matters and at such times as are reasonably required and report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the Legal Department  immediately on becoming aware of it.

12.       Outside Interests

12.1.           Investments: You may continue to make Investments provided that any Investments in a Relevant Industry must be pre-cleared by the Company via the Company’s conflict of interest process. To enable such clearance not to be unreasonably withheld or delayed you should give the Company as much notice and detail as possible about the desired Investment.  You may also invest in any fund or other investment vehicle that is not controlled by you and in relation to which you have no authority over the investments such fund or other vehicle makes (‘Fund’ and ‘Fund Investment’ accordingly) and no involvement in any capacity in managing the company or organization into which the Fund or Fund Investment invests.  There is no obligation to disclose any such Fund Investment, even where the Fund invests in a Relevant Industry provided that the Fund or Fund Investment is not specifically geared towards Relevant Industry investments (in which case this would require pre-clearance as set out in this clause 12.1). The obligation upon you to pre-clear Investments in a Relevant Industry under this clause 12.1 will cease to apply following the termination of your employment.

12.2.           Other work: we have already agreed that you may work for the benefit of the organisations listed in Schedule 2 of this letter outside of your duties as Chairman and provided that any Work that you may want to do in a Relevant Industry, with Specified Competitors must be pre-cleared by the Company in advance via the Company’s conflict of interest process. To enable such clearance not to be unreasonably withheld or delayed, you should give the Company as much notice and detail as possible about the work you wish to do. For the avoidance of doubt, you do not need to seek pre-clearance in advance in respect of any work that you do outside a Relevant Industry.

12.3.           Facilitation of employment of Group Company employees by third parties: during your employment with the Company, you may not in any way encourage or otherwise facilitate the employment or engagement, of any Group Company employees, by any another organisation whether or not such person would be in breach of contract as a result of such employment or engagement.  It shall not be a breach of this clause if you provide a personal reference to an employee who is already holding a formal written offer of employment from another employer, regardless of whether notice to terminate employment has been given or received by either the employee or the relevant Group Company.

12.4.           If, at any time during your employment, two or more Restricted Employees have left their employment, appointment or engagement with the Company to carry out services for a Specified Competitor which competes with, or is intended to compete with the Company or any Group Company, you will not at any time during the six months following the last date on which any of those Restricted Employees were employed or engaged by us, be employed or engaged in any way with that Specified Competitor.

12.5.           For the purposes of this letter:

12.5.1.           “Investments” means the making or holding (whether directly, indirectly or jointly, including through any family member, household or otherwise), for passive investment purposes only: (a) up to 5% of the shares or stock of any class in any public company quoted or dealt in on a Recognised Investment Exchange, units, interests or shares in any unit trust, open ended investments companies, funds or other collective or shared investment scheme, and (b) up to 100% of the shares or stock or other equity in any company or entity not quoted or dealt in on a Recognised Investment Exchange and provided that the Executive does not provide active management of the entity;

12.5.2.           “Recognised Investment Exchange” means any recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;

12.5.3.           “Restricted Period” means the period of 6 months during from the Termination Date or such earlier date at the Company’s discretion in accordance with clause 13.3;

12.5.4.           “Termination Date” means the date of termination of your employment and your role as Chairman in whether in accordance with clauses 3 and 4 of this letter or otherwise;

12.5.5.           “Work” means be employed or involved as agent, consultant, director, employee, worker, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

13.       Post-termination restrictions

13.1.           Non-compete: During the Restricted Period, you may not Work with a Specified Competitor.  For the avoidance of doubt, nothing in this clause 13.1 shall prohibit you from making Investments in accordance with clause 12.1.

13.2.           Non-solicit: During the Restricted Period, you may not (a) employ or engage, (b) offer to employ or engage, or (c) otherwise facilitate the employment or engagement, of any Restricted Employee, whether on your own behalf or that of another organisation.

13.3.           If the Company places you on garden leave for all or part of your notice period (in accordance with clause 3), it retains the discretion to have the provisions of clauses 13.1 and 13.2 run from the start of your garden leave period as opposed to the Termination Date, provided always that you are not in possession or receipt of, nor able to access, Confidential Information about the Company or the Group on or after the date on which notice to terminate your employment.

13.4.           You acknowledge and accept that the restrictions contained in this Clause 13 are reasonable and necessary for the protection of the legitimate commercial interests of the Group and may be enforced by the Group.

13.5.           If any of the restrictions in this Clause 13 is unenforceable for any reason but would be enforceable if part of the restriction were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and enforceable. Also, each restriction is intended to be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable, the remaining restriction(s) would not be affected.

13.6.           If you receive an offer to be involved in a business concern in any capacity during your appointment as Chairman, or before the expiry of the last of the restrictions in this letter, you shall give the person making the offer a copy of clauses 13 and 14 and shall tell us the identity of that person as soon as possible after accepting the offer.

14.       Definitions

Group means the Company and any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and Group Company means any company in the Group.

Relevant Industry means video games, online games, interactive entertainment or any other associated activities including but not limited to esports, gambling related to video games, linear media or distribution related to games, platform or streaming services related to games.

Restricted Employee means any employee of the King business at a level of VP or above, and/or any employee of the Activision Blizzard business at the level of SVP or above.

Service Agreement means your service agreement with the Company dated 3 November 2015.

Specified Competitor means (a) any company or organisation whose business is developing, marketing, promoting, distributing, publishing and/or selling electronic games, for computers, mobile devices, on-line use or play, consoles and/or handheld devices, (b) any games division or games studio, or (c) any games hardware or games streaming technology or games platform division or company, and in the case of (b) or (c)  either owned by or associated with Microsoft, Electronic Arts, Tencent, NetEase, Ubisoft, Sony, Google, Amazon, Facebook, Apple, Netflix, Epic Games, Riot Games whether existing or proposed.

15.       Intellectual Property and Confidential Information

Although it is expected that you will not create any intellectual property in your role as Chairman, you are bound by the obligations relating to confidentiality, inventions and other intellectual property set out in Schedule 1 to this letter in respect of your role as Chairman.

16.       Indemnification

16.1              On termination of your employment for any reason you shall not have any claim for breach of contract by Activision Blizzard in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the any Group Company in which he may participate which would otherwise have accrued during any period of notice.

16.2                        Activision Blizzard agrees that it shall indemnify and hold you harmless to the fullest extent permitted by English law from and against any and all third party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection with any acts or omissions taken within the scope of your employment (so long as such acts or omissions were consistent with your obligations to the Group), including all costs and expenses actually and reasonably incurred by you in defence of litigation and the cost of responding to internal and external enquiries, criminal investigations, and appearances before parliamentary committees and enquires, arising out of your employment or anticipated employment hereunder. Nothing outside the scope of this provision shall be covered by this indemnification, and, for clarity (and not by way of limitation), the indemnification provided herein shall not be applicable to any wilful breaches of your duties pursuant to the letter. The indemnification envisaged under this letter is in addition to Activision Blizzard’s directors’ and officers’ liability insurance.  A summary of the provisions of such directors’ and officers’ liability insurance policy shall be provided to you (for your information) if requested by you in writing.

16.3                        The provisions in clause 14.12.2 of your Service Agreement will remain in force only as they relate to any claims arising or made pursuant to those provisions for the period of your employment with the Company starting on the date of your Service Agreement and ending on the Commencement Date.

17.       Other employment provisions

We have both agreed to be flexible in this arrangement and recognize that you may not be required to work the specified days each month. As such we have agreed that any and all holiday will be deemed taken during each year without any additional sums or time being due by the Company. For similar reasons, our standard sick pay provisions will not apply. There are also no specific disciplinary/grievance procedures that apply to your employment and also no collective agreements.

18.       Former contracts of employment

During the Transition Period, your Service Agreement will continue to apply as modified by the section of this letter entitled “Transition period”. From 1 July 2019, your Service Agreement will no longer apply (except as described in clause 16.3) and will be completely superseded by this letter and its Schedules.

19.       Entire agreement

The terms of this letter  and its Schedules , the equity award agreements (and by incorporation any documents referenced therein), relevant provisions of the Staff Handbook and the Code of Conduct, constitute the entire agreement between you and the Company and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. The provisions of this letter shall prevail if any conflict with any other provision occurs. Nothing in this letter shall limit or exclude any liability for fraud. Each party acknowledges that in entering into this agreement and signing this letter it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter.

20.       Contract Rights of Third Parties

The Contract (Rights of Third Parties) Act 1999 shall only apply to this letter in relation to any Group Company and no person other than you, the Company and any Group Company shall have any right under it.

21.       Choice of law and jurisdiction

This letter shall be governed by and interpreted in accordance with English law. The parties submit to the exclusive jurisdiction of the English courts, provided however that the Company reserves the right to apply for interim injunctive relief in respect of alleged breaches of clause 13 in any jurisdiction in which there are reasonable grounds to assert that you are engaging in acts or omissions in violation of clause 13. English law would apply to such an application.

22.       Assignment

This letter and the rights and obligations hereunder shall not be assignable or transferrable by you without the prior written consent of the Company. The Company may assign this letter or all or any part of its rights and obligations under this letter at any time and following such assignment all references to the Company shall be deemed to refer to such assignee and the Company shall thereafter have no obligation under this letter. Furthermore, the Company may second you to serve as an employee of another Group Company.

23.       Notices

Any notice given under this letter shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by email. A notice shall be deemed to have been served either (a) at the time of delivery if delivered personally to a party or to their specified address; or (b) simultaneously with transmission if served by email.

Please confirm your acceptance of these terms and changes to your Service Agreement by signing below and returning one copy to me.

Yours sincerely,

Signed as a deed by [Chris Walther]		I acknowledge and accept the terms of this letter, its Schedules and changes to my Service Agreement.
/s/ Chris B. Walther

For and on behalf of Activision Blizzard, Inc.		Signed as a deed by Riccardo Zacconi:	/s/ Riccardo Zacconi
		In the presence of name	Jessica Mansar
In the presence of name	Patricia Oh	Signature:	/s/ Jessica Mansar

Signature:	/s/ Patricia Oh	Occupation:	Executive Assistant

Occupation:	Executive Assistant	Address:	Svean, 44, 11243 Stockholm

Address:	3100 Ocean Park Blvd	Date:	9 May 2018
Santa Monica CA 90405

Date:	05/22/19

Schedule 1

Intellectual Property and Confidentiality

1.              The following definitions shall apply to this Schedule, the letter and any other Schedules:

Words and expressions	Meaning

Board	the board of directors for the time being of Activision Blizzard or any committee of directors appointed by the board for the time being;

Confidential Information

(i) all information in whatever form (including, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, Intellectual Property, affairs and finances of the Company or of any Group Company and all technical data and Know-how of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such; and including any trade secrets (as such term may be construed under the laws of any relevant jurisdiction from time-to-time) including technical data and Know-how relating to the business of the Company or of any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, Know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier;

(ii) all confidential information of any third party (including any supplier, customer, client or collaborator of the Company or any Group Company) in the possession of the Company or any Group Company; and

(iii) all Intellectual Property (including for the avoidance of doubt all copyright material and all software codes and applications) and all data, reports, information, summaries or presentations, created, developed, received or obtained by the Executive, wholly or partially, in the course of the Executive’s employment whether before or after the date hereof; and

(iv) all Intellectual Property (including for the avoidance of doubt all copyright material and all software codes and applications) and all data,

reports, information, summaries or presentations, created, developed, received or obtained by the Executive, wholly or partially, (whether or not during working hours and whether at the offices of the Company or elsewhere) by use of any such information referred to in (i), (ii) and/or (iii) above; and

(v) all and any copies of any of such information or Intellectual Property, whether made by the Executive, wholly or partially, or any third party, referred to in (i), (ii), (iii) and/or (iv) above;

whether or not such information or Intellectual Property (if in anything other than oral form) is marked confidential, and including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from such Confidential Information,

PROVIDED THAT Confidential Information shall exclude only any such part of such information as shall enter into the public domain otherwise than by reason of any breach by the Executive of their obligations hereunder, any breach by any other employee of Activision Blizzard or any Group Company of any obligation of confidentiality, or by reason of any breach by Activision Blizzard or any Group Company of any obligation of confidentiality;

Intellectual Property

all patents, claims in patents, trade-marks and trade names, domain names, service marks, copyright and related rights, database rights, topography rights, rights to inventions, confidential information (including Know-how), rights existing in any software code, rights in get-up, goodwill shall and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, rights to use and preserve the confidentiality of information (including Know-how and trade secrets (as such term may be construed under the laws of any relevant jurisdiction from time-to-time)) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or shall subsist now or in the future in any part of the world;

Invention	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

Know-how

all information not in the public domain of any nature including ideas, discoveries, inventions, data, formulae, techniques, procedures for experiments and tests, designs, sketches, records, information comprising or related to concepts, methods, models, designs for experiments and tests and results of experimentation and testing, processes, specifications, reports, and information contained in submissions to authorities or otherwise, and confidential analyses and interpretations of information which is in the public domain;

Moral Rights

all present and future moral rights which arise under Part I Chapter IV of the Copyright Designs and Patents Act 1988 and all similar rights under existing judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a “moral right”.

2.                  Confidential Information and Group Company documents

2.1       Without prejudice to your common law duties, you undertake that in relation to all Confidential Information which may be within or come into your possession in connection with your employment or in the course of your employment by Activision Blizzard or which you may create, wholly or partially, during the term of your employment by Activision Blizzard, you shall:

2.1.1                     both during the term of your employment and thereafter without limit of time, keep the same secret and confidential; and

2.1.2                     not at any time for any reason whatsoever divulge, communicate or disclose or permit the same to be divulged, communicated or disclosed to any third party save as may be required in connection with the performance of their obligations in the course of their employment, unless any company in the Group has (i) given the Executive its written consent to do so, and (ii) obtained from the recipient third party appropriate obligations of confidentiality in respect of such of the Confidential Information disclosed and shall use your best endeavours to prevent any such disclosure of any Confidential Information to any third party;

2.1.3                     use the same only as may be required in the proper performance of your obligations in the course of their employment;

2.1.4                     unless expressly authorised by Activision Blizzard, not remove any Confidential Information from any Group Company premises and shall not store any Confidential Information on any computer network outside the sole control of the Company or accessible by any third party without Activision Blizzard’s authorization, and not make or use any copies of any Confidential Information;

2.1.5                     immediately upon termination of your employment (howsoever caused or arising) deliver up to Activision Blizzard all Confidential Information within their possession and in the event that you may have been authorised under Clause 2.1.4 to store (or may have stored without such authorisation) any Confidential Information on any external computer or on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in their possession or under your control outside any Group Company’s premises, shall certify in writing that no copies thereof, capable of electronic retrieval in any manner remain on such computer;

2.1.6                     at any time during the course of your employment and thereafter without limit in time, promptly upon receipt of a written request from Activision Blizzard, deliver up to Activision Blizzard such part of any Confidential Information in your possession as may be specified in any such request;

2.1.7                     not use any Confidential Information for their own purposes or for any purposes other than those of the Company or any Group Company; and

2.1.8                     through any failure to exercise due care and diligence, shall not permit or cause any unauthorised disclosure of any Confidential Information.

2.2       You acknowledge that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you, wholly or partially, or otherwise) relating to the business of the Company or any Group Company (and any copies of the same) shall be Confidential Information for all purposes under the Agreement; and

2.2.1                     all such material containing Confidential Information shall be and remain the property of the Company or the relevant Group Company; and

2.2.2                     all Confidential Information shall be handed over by you to Activision Blizzard or to the relevant Group Company on demand and in any event on the termination of your employment and you shall certify that all such property has been handed over on request by the Board and agree that they shall take all reasonable steps to prevent the disclosure of the same and you shall provide a signed statement that they have complied fully with their obligations under this Clause 2.

2.3       You shall be responsible for protecting the confidentiality of the Confidential Information and shall:

2.3.1                     use your reasonable endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of your duties, as required by law or as authorised by Activision Blizzard); and

2.3.2                     inform Activision Blizzard immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

2.4       The foregoing obligations in this clause 2 shall not prevent you from disclosing information where required to do so by a competent court, regulatory authority or under the rules of a relevant stock exchange, provided that where legally permitted you shall provide Activision Blizzard with written notice of such request so that Activision Blizzard may take such action as it deems reasonably necessary to limit or contest such disclosure with the party making such request.

2.5       You may also disclose Confidential Information to his professional advisers who are bound by duties of confidentiality (a) for the purpose of you being able to seek legal advice or (b) in order to enforce his legal rights hereunder.

3.              Inventions and other Intellectual Property

3.1           You acknowledge that all Intellectual Property and Confidential Information, of any nature made, originated or developed, wholly or partially, by you at any time in the course of your employment with Activision Blizzard (whether or not made, originated or developed during working hours or using employer premises or resources, whether or not recorded in material form, and whether before or after the date of the this letter) and all materials embodying them (“Works”) shall automatically belong to and vest in the sole and exclusive ownership of the Company absolutely to the fullest extent permitted by law, and to the extent they do not vest in the Company automatically, you shall hold for the benefit of the Company on trust all such Works  until the same are vested absolutely in the Company.

3.2           For the avoidance of doubt, you acknowledge that any Intellectual Property or Confidential Information made, originated or developed, wholly or partially, by you at any time, shall be deemed made, originated or developed in the course of your employment and shall be Works for all purposes in this Clause 3.

3.3           You acknowledge that, for the purpose of Section 39 of the Patents Act 1977 (as amended) or otherwise, because of the nature of your duties and the particular responsibilities arising from the nature of your duties they have and at all times in the course of your employment with Activision Blizzard shall have a special obligation to further the interests of the undertakings of Activision Blizzard and of any Group Company.

3.4           You undertake: (i) to notify and disclose to Activision Blizzard in writing full details of all Works promptly upon creation, whether or not in material form, (ii) (without prejudice to the provisions of Clause 3.1) to promptly whenever requested by Activision Blizzard and in any event upon the termination of your employment to give to Activision Blizzard all originals and copies of correspondence, documents, papers, data, information, materials and records on all media which record or relate to any Works.  For the avoidance of doubt all such originals and copies shall be Confidential Information for all purposes under the Agreement; and (iii) not to attempt to register any Works nor patent any Works unless requested to do so by Activision Blizzard; and (iv) to keep confidential the Works unless Activision Blizzard has consented in writing to their disclosure by you.

3.5           You acknowledge that save as provided by law no remuneration or compensation in addition to that payable under the terms of the letter is or may become due to them in respect of our compliance with this Schedule, the terms of the letter or by statute. This clause is without prejudice to your rights under the Patents Act 1977.

3.6           You shall, at the reasonable expense of Activision Blizzard, execute all such documents, make such applications, give such assistance and do such acts and things (if any) in the course of and after your employment with Activision Blizzard as may, in the reasonable opinion of Activision Blizzard, be necessary and desirable to vest all rights in the Works in the Company (or if required by it in any Group Company) and to enable Activision Blizzard to: (i) obtain registered protection in respect of any of the Works in the name of the Company (or if required by Activision Blizzard in any Group Company) (in the United Kingdom or elsewhere throughout the world); and (ii) otherwise to protect, maintain and enforce  all rights in the Works for the benefit of the Company and/or any such Group Company. Such documents may, at Activision Blizzard’s request, include waivers of all and any statutory Moral Rights relating to any copyright works which form part of the Works.

3.7           To the extent that by law any Intellectual Property of any nature made, originated or developed by you at any time during the term of your employment since the continuous service date specified in clause 2 of the letter (whether or not made, originated or developed during normal working hours and whether before or after the date of the Agreement) which relates to the business of Activision Blizzard/any Group Company and which might be used or exploited in the business of Activision Blizzard (“Employee Works”) do not vest in or belong to the Company as Works under Clause 3.1 of this Schedule you agree promptly on any Employee Works coming into existence to notify the Company in writing with details of such Employee Works and with such notice to offer to Activision Blizzard a right of first refusal to acquire the same on arm’s length market terms to be negotiated in good faith and agreed by you and Activision Blizzard within 60 days of the date of such notice and in the absence of such agreement within such 60 day period; you may offer the Employee Works for sale to a third party, or, you and Activision Blizzard may agree that such arm’s length market terms shall be referred to an independent expert (“Expert”) agreed by the parties or failing agreement such Expert to be appointed by the President of the British Computer Society (www.bcs.org.uk) (whose decision shall, in the absence of manifest error be final and binding on the parties and whose costs shall be borne by Activision Blizzard unless otherwise determined by such Expert). The parties shall be entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision. You acknowledge and agree that all information and Know-how relating to any Employee Works shall be deemed Confidential Information until such time as you are entitled to offer them for sale as permitted hereunder, save that the information and Know-how may be disclosed to the Expert as set out above.

3.8           You acknowledge and agree that any Employee Works that are protectable by copyright are considered to be works made during the course of your employment with Activision Blizzard within the meaning of the Copyright, Design and Patents Act 1988 (“Employment Created Works”). In the event that any rights to the Employment Created Works are deemed not to be works made in the course of your employment, or in the event that you should, by operation of law be deemed to retain any rights to the Employment Created Works, you irrevocably assign, without any further consideration and regardless of any use by the Company or any Group Company of any such Employment Created Work, all of their rights, title and interest, if any, in and to such Employment Created Works to King.com Limited (or its successors or assigns), as the owner of all rights to the Employment Created Works and any derivative works of such Employment Created Works and to use, reproduce, publish, print, copy, create derivative works of, market, advertise, distribute, transfer, license, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Employment Created Works and derivative works anywhere throughout the world. You hereby waive all Moral Rights in the Employment Created Works and agrees not to assert such rights against any Group Company, any Group Company’s assignees, successors in title or licensees, or any other third party, and not to support, maintain or permit any claim for infringement of Moral Rights in the Employment Created Works, such waiver being effective upon the creation of such Employment Created Works. By signing this letter, which incorporates this Schedule you expressly acknowledge that products derived from or services using all or any part of the Employment Created Works may be the result of many parties’ contributions. If this waiver of Moral Rights is not effective, you agree to exercise such Moral Rights in a manner that recognises the contribution of, and shall not have a material adverse effect upon, such third parties.  Nothing in this clause 3.8 will prevent you from identifying any Employment Created Works or any derivative works which are in the public domain as being your work.

4.                  Maintenance of records

You agree to keep and maintain reasonable records of all Inventions made, originated or developed, wholly or partially, by them at any time in the course of your employment with Activision Blizzard (including in the form of notes, sketches, computer code and drawings as may be specified by the Group), which shall be available to and remain the sole property of the relevant Group Company (as determined by Activision Blizzard) at all times.

5.              Breach of the obligations in this Schedule

A breach of any of the provisions of this Schedule by you shall be considered to be a fundamental breach of the Agreement and the Executive may, at Activision Blizzard’s absolute discretion, be liable to disciplinary action including termination of your employment.

Schedule 2

Current Approved Investments and Outside Interests

TBC